DATE: April 8, 2011
No: SZ HIGHPOWER 10097107/SL/ML

Shenzhen Highpower Technology Co., Ltd.

Dear Sirs,

Non-commitment financing

This confirmation letter is revised and detailed to the banking financing terms and conditions of January 21, 2011, and replace the terms and conditions. Prior to each bank to provide loans to all non-commitment of funding in accordance with the following terms and conditions of this letter and continued to be used for the relevant borrowers.

Our bank, standard chartered (the bank) is willing to provide non-commitment financing (the financing) to the borrower:

1.	the borrower

SHENZHEN HIGHPOWER TECHNOLOGY CO., LTD.
Building A2, Luoshan Industrial Zone, Shanxia, Pinghu, Shenzhen, Guangdong, China

2.	the total sum of financing

The total sum of financing under the contract is RMB13,182,000-or its equivalent in USD.

3.	the amount, tenor, fee and purpose of all kinds financing

Type	Amount	Tenor	Fees	Purpose

1.Import invoice financing	RMB13,182,000-or its equivalent in USD	120 days	RMB: base rate USD:COF+2%	To finance the local purchase of raw materials

2.LOANS AGAINST TRUST RECEIPT/IMPORT LOAN	USD 2,000,000	90 days	COF+2%	For the granting of Loans Against Trust Receipt/Import Loan to meet the drawings under irrevocable letters of credit secured/unsecured by goods opened by the Bank.

3.IRREVOCABLE LETTER OF CREDIT SECURED/UNSECURED BY GOODS	USD 2,000,000	90 days	standard rates
For opening of irrevocable letters of credit secured/unsecured by goods , calling for drafts drawn at sight or usances of up to 90 days covering imports of raw materials. /Prior evidence of insurance will be required for all “free on board’ and ‘cost and freight’ shipment

NOTES:

1. The financing under the financing contract, the China Banking Regulatory Commission from time to time in force policies, regulations, rules or any other normative documents under the working capital loans, should apply (Standard Chartered Bank (China) Co., Ltd. General Terms of working capital loans).
The borrower which applies for self-pay working capital loans of RMB withdrawal, shall be in accordance with the requirements to open a separate bank loan accounts.

2. All of the above amount for financial products are shared, so the total outstanding amount of credit facilities at any time shall not exceed RMB13,182,000-or its equivalent in USD.

3.The tenor of the above product 2 and 3 shall not exceed 120 days.

4. Lord credit terms
The main financing bank shall comply with the terms of credit the terms and conditions and other terms and conditions agreed upon from time to time. The letter accompany the main credit terms for the borrower reference and execution.

5.Operating conditions
The bank shall notice the borrower other conditions from time to time. The attachment 1 states the conditions that the borrower should follow (if application).

6. The existing security documents and guarantee letter
The attachment 2 states the security documents and guarantee letter signed by the beneficiary. The existing security documents and guarantee letter are still effective.

7. Conditions Precedent
The borrower should provide all documents stated in attachment 3 required by the bank, and be satisfied by the bank.

8. Foreign currency funding
All foreign financing under the contract should be checked by the bank on or before March 3rd 2011.

For and on behalf of
Standard Chartered Bank (China) Limited, Shenzhen Branch

/s/ Chen Yan	/s/ Fang Jie Ling
Chen Yang	Fang Jie Ling
Relationship Manager	Branch Manager
Standard Chartered Bank (China) Limited, Shenzhen Branch	Standard Chartered Bank (China) Limited, Shenzhen Branch

We hereby accept and agree to abide by all the above terms and conditions.

/s/ Dang Yu Pan
For and on behalf of
[Shenzhen Highpower Technology Co., Ltd]
[Signed by Authorised person]
[Affix Company Chop]
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